As filed with the Securities and Exchange Commission on December 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3030 Orchard Parkway San Jose, California 95134	04-3363001
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification Number)

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

(Full Title of the Plan)

Paul D. Delva

Senior Vice President, General Counsel and Secretary

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

(Name and address of agent for service)

(408) 822-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $.01 per share	4,400,000 shares	$17.12	$75,328,000	$8,753

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional shares of common stock, par value $.01 per share (“Common Stock”), of Fairchild Semiconductor International, Inc. (the “Company”) as may be issued pursuant to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”) to prevent dilution in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low selling prices for shares of Fairchild Semiconductor International, Inc. Common Stock on the Nasdaq Global Select Market on December 16, 2014, which was $17.12.
(3)	In accordance with General Instruction E to Form S-8, a filing fee is being paid only with respect to the additional securities being registered under the Plan pursuant to this registration statement. Shares of the Company’s Common Stock to be issued and sold pursuant to the Plan were previously registered by the Company with the Commission on Form S-8 on January 23, 2008 (File no. 333-148809), February 27, 2009 (File no. 333-157572, January 26, 2010 (File no. 333-164520), November 5, 2010 (File no. 333-170397), November 7, 2011 (File No. 333-177790), August 17, 2012 (File no. 333-183391) and October 16, 2013 (File no. 333-191757). The registration fee with respect to those shares was paid at such time.

EXPLANATORY NOTE

On May 7, 2014, the stockholders of Fairchild Semiconductor International, Inc. approved an amendment to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”), authorizing the issuance of an additional 4,400,000 shares of common stock, par value $.01 per share (“Common Stock”) under the Plan. This Registration Statement on Form S-8 is being filed for the purpose of registering the 4,400,000 shares of the Registrant’s Common Stock issued pursuant to the Plan.

In accordance with General Instruction E to Form S-8, this registration statement is being filed to register additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement consists only of the facing page of the registration statement, this and the previous paragraph, the interests of named experts and counsel, the signature page, an opinion of counsel and required consents. The contents of earlier registration statements on Form S-8 (File nos. 333-148809, 333-157572, 333-164520, 333-170397, 333-177790, 333-183391 and 333-191757) are incorporated in this registration statement by reference.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the issuer by Paul D. Delva, Senior Vice President, General Counsel and Corporate Secretary of the issuer. Mr. Delva is employed by the issuer and is eligible to receive awards under the Plan from time to time.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on 16 December 2014.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Paul D. Delva and Stephen P. Caso, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, and hereby ratifying and confirming all that each such attorney-in-fact, or his agents or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Thompson	President and Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	December 16, 2014
Mark S. Thompson

/s/ Mark S. Frey	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	December 16, 2014
Mark S. Frey

/s/ Charles P. Carinalli	Director	December 16, 2014
Charles P. Carinalli

/s/ Randy W. Carson	Director	December 16, 2014
Randy W. Carson

/s/ Terry A. Klebe	Director	December 16, 2014
Terry A. Klebe

/s/ Anthony Lear	Director	December 16, 2014
Anthony Lear

/s/ Catherine P. Lego	Director	December 16, 2014
Catherine P. Lego

/s/ Kevin J. McGarity	Director	December 16, 2014
Kevin J. McGarity

/s/ Bryan R. Roub	Director	December 16, 2014
Bryan R. Roub

/s/ Ronald W. Shelly	Director	December 16, 2014
Ronald W. Shelly

EXHIBIT INDEX

Exhibit Number	Description

5.01	Opinion of Counsel

23.01	Consent of Counsel (included in Exhibit 5.01)

23.02	Consent of KPMG LLP

24.01	Powers of Attorney (included on signature page)